Exhibit 3.35
CERTIFICATE OF INCORPORATION
OF
SPEEDWARE HOLDINGS, INC.
     1. The name of the corporation is SPEEDWARE HOLDINGS, INC.
     2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.
     3 The nature of the business or purposes to be conducted or promoted to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.
     4. The total number of shares of stock which the corporation shall have authority to issue is one hundred thousand shares preferred at $0.01 par value and one hundred thousand shares common at $0.01 par value.
     5. The corporation is to have perpetual existence.
     6. The board of directors is authorized to make, alter or repeal the bylaws of the corporation. Election of the directors need not be by written ballot.
     7. The name and mailing address of each person who is to serve as a director until the first annual meeting of the stockholders or until a successor is elected and qualified, is as follows:
Andrew L.Gutman
Speedware Corporation, Inc.
9999 Cavendish Blvd. Suite, 100
Saint-Laurent, Quebec H4M 2X5
     8. The name and mailing address of the sole incorporator is:
James K. Price
C/O McNair Law Firm
7 North Laurens Street, Suite 600
Greenville, SC 29601
     9. A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to the corporation of its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.
     10. The corporation shall indemnity its officers, directors, employees and agents to the extent permitted by the General Corporation Law of Delaware.
     I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true and accordingly have hereunto set my hand this 31st of March, 2003.

STATE OF DELAWARE
SECRETARY OF STATE	/s/ James K. Price
DIVISIONS OF CORPORATIONS	James K. Price, Sole Incorporator
FILED 11:00 AM 04/01/2003
030214237 __ 3642646